Exhibit 23.5

SH Wong & Co 王世雄律师行 in association with Wong and Chun Lawyers Partner: Wong Sai Hung	Office: Office No. 6, 20/F, Singga Commercial Centre, 144-151 Connaught Road West, Hong Kong Tel (電話): 852 – 2126-7008 Fax (傳真): 852 - 37417405

Our Ref	:	USIPO/Agencia/Consent	Date: 17 September 2025

Agencia Comercial Spirits Ltd

No. 65, Ln. 114, Xishi Rd.,

Xi’an Vil., Fengyuan Dist.

Taichung City 42061, Taiwan

(R.O.C.)

Dear Sir/Madam

Re: Agencia Comercial Spirits Ltd (the “Company”)

We are engaged as the Hong Kong legal advisers to the Company to advise on certain legal matters as to Hong Kong laws. We hereby consent to the use and filing of this consent letter, and any of the amendments or supplements thereto, as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings to the Registration Statement and to the reference to our name in such Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

This statements set forth in the Registration Statement under the cover pages and the captions “Risk Factors”, “Enforcement of Civil Liabilities”, and “Legal Matters” in each case insofar as such statements purport to describe or summarize the Hong Kong legal matters stated therein relates only to the laws of Hong Kong and is given on the basis that it is to be construed in accordance with the laws of Hong Kong. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than Hong Kong. We express no opinion as to the laws of any other jurisdictions or any factual matters.

Yours faithfully

/s/ SH Wong & Co
SH Wong & Co